UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

969 Pruitt Ave Tyler, Texas	77569
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NAOV	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2025, NanoVibronix, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor, pursuant to which the Company agreed to issue and sell (i) 74,114 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) prefunded warrants (the “Prefunded Warrants”) to purchase up to 217,090 shares of Common Stock (the “Prefunded Warrant Shares”) in a registered direct offering (the “Offering”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-273574), a base prospectus and prospectus supplement relating to the Offering (the “Prospectus Supplement”), in each case filed with the Securities and Exchange Commission. The offering price was $7.01 per share of Common Stock and $7.009 per Prefunded Warrant, which is the price of each share of Common Stock sold in the Offering, minus the $0.001 exercise price per Prefunded Warrant. The net proceeds from the Offering were approximately $1.8 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company currently plans to use the net proceeds from the Offering primarily for general working capital purposes, including repayment of certain outstanding indebtedness and/or redemption of certain outstanding preferred stock.

The Prefunded Warrants have an initial exercise price per share of $0.001, subject to certain adjustments. The Prefunded Warrants may be exercised at any time until exercised in full, except that a holder (together with its affiliates) will not be entitled to exercise any portion of any Prefunded Warrant, which, upon giving effect to such exercise would cause the aggregate number of shares of the Company’s Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately prior to or after giving effect to the exercise, subject to such holder’s rights under the Prefunded Warrants to increase or decrease such percentage to another percentage not in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants upon at least 61 days’ prior notice from such holder to the Company.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Company entered into an engagement letter (the “Engagement Letter”), dated as of February 11, 2025, with Palladium Capital Group, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company in connection with the Offering. Pursuant to the terms of the Engagement Letter, the Company agreed to pay the Placement Agent an aggregate cash fee equal to 8.0% of the gross proceeds received in the Offering and for certain expenses incurred by the Placement Agent in connection with the Offering.

The foregoing description of the terms and conditions of the Purchase Agreement and the Prefunded Warrants do not purport to be complete and are each qualified in their entirety by the full text of the Purchase Agreement and form of Prefunded Warrant, copies of which are attached hereto as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference. A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Shares, the Prefunded Warrants and the Prefunded Warrant Shares is attached hereto as Exhibit 5.1.

Item 8.01 Other Events

On September 16, 2025, the Company issued a press release regarding the Offering described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit Number	Description of Exhibit
4.1	Form of Prefunded Warrant, dated September 17, 2025.
5.1	Opinion of Haynes and Boone, LLP.
10.1	Form of Securities Purchase Agreement, dated September 17, 2025, by and between the Company and the purchaser thereto.
23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
99.1	Press Release, dated September 16, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: September 17, 2025	By:	/s/ Doron Besser, M.D.
	Name:	Doron Besser, M.D.
	Title:	Chief Executive Officer